                                                              File No. 333-_____

    As filed with the Securities and Exchange Commission on January 14, 2000
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             -----------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                             -----------------------

                             THE HOLMES GROUP, INC.
             (Exact name of registrant as specified in its charter)


             Massachusetts                             04-2768914
   (State or other jurisdiction of                  (I.R.S. Employer
    incorporation or organization)                  Identification No.)


               233 Fortune Boulevard, Milford, Massachusetts 01757
                    (Address of Principal Executive Offices)


               Holmes Products Corp. Employee Stock Purchase Plan
                           (the "Stock Purchase Plan")
        Holmes Products Corp. Amended and Restated 1997 Stock Option Plan
                         (the "1997 Stock Option Plan")
                            (Full title of the Plans)


                               Ira B. Morgenstern
                         Senior Vice President - Finance
                             The Holmes Group, Inc.
                              233 Fortune Boulevard
                          Milford, Massachusetts 01757
                    (Name and address of agent for services)
                                 (508) 634-8050
                     (Telephone number, including area code,
                              of agent for service)
                                    copy to:


                           Michael L. Andresino, Esq.
                      Posternak, Blankstein & Lund, L.L.P.
                             100 Charles River Plaza
                              Boston, MA 02114-2723
                                 (617) 973-6100

                              --------------------


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
================================================================================

                         Calculation of Registration Fee

--------------------------------------------------------------------------------
                                    Proposed         Proposed
                                    Maximum          Maximum
Title of                            Offering         Aggregate      Amount of
Securities to     Amount to be      Price            Offering       Registration
be Registered     Registered (1)    Per Share(2)     Price(2)       Fee
-------------     --------------    ------------     ---------      ------------
Stock Purchase
Plan
Common Stock      350,000           $5.04            $1,764,000     $  465.70


1997 Stock
Option Plan
Common Stock      4,260,978         $5.04            $21,475,330    $5,669.48

Total             4,610,978         $5.04            $23,239,330    $6,135.18(3)
--------------------------------------------------------------------------------

(1) Plus such additional number of shares as may be required pursuant to the Stock Purchase Plan and the 1997 Stock Option Plan in the event of a stock dividend, stock split, split-up, recapitalization or other similar event.

(2) These estimates are made pursuant to Rule 457(h) under the Securities Act of 1933, solely for purposes of determining the registration fee.

(3)  Total fee paid based on sum of separate fee calculations.

================================================================================


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                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

     The Holmes Group, Inc., formerly known as Holmes Products Corp. (the "Company") hereby incorporates by reference the following documents which have previously been filed with the Securities and Exchange Commission (the "Commission"):

     a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "1998 10-K"), filed with the Commission on March 31, 1999.

     b) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999, filed with the Commission on May 17, 1999.

     c) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1999, filed with the Commission on August 12, 1999.

     d) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999, filed with the Commission on November 15, 1999.

     e)   The Company's Current Report on Form 8-K dated October 8, 1999.

     All documents that the Company subsequently files with the Commission pursuant to Section 13(a), Section 13(c), Section 14 and Section 15(d) of the Exchange Act of 1934 before it files a post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold will be deemed incorporated herein by reference from the date they are filed.

Item 4.   DESCRIPTION OF SECURITIES.

     As of January 1, 2000, there were 20,265,916 shares of common stock outstanding that were held of record by approximately 22 stockholders. There would be 24,876,894 shares of common stock outstanding (assuming no exercise or conversion of outstanding warrants after January 1, 2000) after giving effect to the issuance of the shares of common stock covered hereby under the Stock Purchase Plan and the 1997 Stock Option Plan (the "Plans").

     The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. Except as provided by the Company's Stockholders' Agreement dated as of November 26, 1997, as amended, and the Employee Stockholders' Agreement dated April 23,


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1998, the common stock has no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions available to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     The validity of the shares to be offered hereby will be passed upon for the Company by Posternak, Blankstein & Lund, L.L.P., Boston, Massachusetts.

     The consolidated financial statements incorporated herein by reference to the Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


Item 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 67 of the Business Corporation Law of the Commonwealth of Massachusetts provides that indemnification of directors, officers, employees or other agents may be provided by a corporation. Section 13 (b) (1-1/2) of the Business Corporation Law of the Commonwealth of Massachusetts provides that the Articles of Organization may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (A) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) under Sections 61 or 62 of the Massachusetts Business Corporation Law, or (D) for any transaction from which the director derived an improper personal benefit.

     Article Twelfth of the Company's by-laws provides that the Company, to the extent legally permissible, will indemnify any person serving or who has served as a director or officer of the Company against all liabilities and expenses reasonably incurred by such director or officer in connection with the defense or disposition of any action, suit or other proceeding in which the director or officer may be involved, while serving as, or by reason of being or having been, such a director or officer, except with respect to any matter as to which he or she is adjudicated to have not acted in good faith or not with reasonable belief that an action was in the best interest of the Company.

     The Company maintains directors' and officers' liability insurance which may cover liabilities under the Securities Act of 1933.

Item 7.   EXEMPTION FROM REGISTRATION CLAIMED.


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     Not applicable.

Item 8.   EXHIBITS.

     The following is a complete list of exhibits filed or incorporated by reference as part of this registration statement.

Exhibit
-------

 4.1 Holmes Products Corp. Amended and Restated 1997 Stock Option Plan, as amended (1)

 4.2      Holmes Products Corp. Employee Stock Purchase Plan (1)

 5.1 Opinion of Posternak, Blankstein & Lund, L.L.P. as to the legality of the securities being registered.

23.1      Consent of PricewaterhouseCoopers LLP.

23.2 Consent of Posternak, Blankstein & Lund, L.L.P. (included in its opinion filed as Exhibit 5.1).

24.1      Power of Attorney (included on signature page)

------------------------

(1) Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed with the Commission on March 31, 1999.


Item 9.   UNDERTAKINGS.

          a)   The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, (A) to include any prospectus required by Section 10(a) (3) of the Securities Act of 1933, (B) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, and (C) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(A) and (a)(1)(B) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant


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          pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Milford, Commonwealth of Massachusetts, on this 12th day of January, 2000.

                                         THE HOLMES GROUP, INC.


                                         By: /s/ Jordan A. Kahn
                                            -----------------------------------
                                             Jordan A. Kahn, President and
                                             Chief Executive Officer


     KNOW ALL BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Jordan A. Kahn, Stanley Rosenzweig and Ira B. Morgenstern, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.


    Signature                        Title                          Date
    ---------                        -----                          ----

/s/ Jordan A. Kahn             President, Chief                January 12, 2000
---------------------------    Executive Officer
Jordan A. Kahn                 and Director  (Principal
                               Executive Officer)


/s/ Ira B. Morgenstern         Senior Vice President -         January 12, 2000
---------------------------    Finance (Principal Financial
Ira B. Morgenstern             and Accounting Officer)


/s/ Stanley Rosenzweig         Chief Operating Officer         January 12, 2000
---------------------------    and Director
Stanley Rosenzweig


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/s/ Gregory F. White           Executive Vice President,       January 12, 2000
---------------------------    Sales and Marketing
Gregory F. White               Director



/s/ Richard K. Lubin           Director                        January 12, 2000
---------------------------
Richard K. Lubin


/s/ Randy Peeler               Director                        January 12, 2000
---------------------------
Randy Peeler


/s/ Thomas K. Manning          Director                        January 12, 2000
---------------------------
Thomas K. Manning


/s/ Liu Woon Fai (Tommy)       Director                        January 12, 2000
---------------------------
Liu Woon Fai (Tommy)